SECRETARY’S CERTIFICATE

I, Lloyd Lipsett, being the duly elected Assistant Secretary for ASGI Agility Income Fund, do hereby certify that the following resolutions were adopted at a meeting of the Board of Trustees held on August 12, 2010, at which a quorum was present and acting throughout:

RESOLVED, that the Board of Trustees find that the purchase of the Fidelity Bond is in the best interests of the ASGI Agility Income Fund (the “Fund”) and that the proper officers be, and they hereby are, authorized to execute, with the advice of legal counsel to the Fund, a Fidelity Bond on behalf of the Fund in the amount of $5 million; and it is

FURTHER RESOLVED, that the Board of Trustees finds that the premium is fair and reasonable; and it is

FURTHER RESOLVED, that the officers of the Fund are hereby directed to:

(1)
File with the Securities and Exchange Commission (“SEC”) within 10 days after execution of the fidelity bond or amendment thereof (i) a copy of the bond, (ii) a copy of each resolution of the Board of Trustees, including a majority of the Trustees who are not “interested persons,” approving the amount, type, form and coverage of such bond and the premium to be paid by the Fund, and (iii) a statement as to the period for which the premiums for such bond have been paid;

(2)	File with the SEC, in writing, within five days after the making of a claim under the bond by the Fund, a statement of the nature and amount thereof;

(3)	File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Fund; and

(4)
Notify by registered mail each member of the Board of Trustees at his or her last known residence of (i) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification, (ii) the filing and the settlement of any claims under the bond by the Fund at any time the filings required under (2) and (3) above are made with the SEC, and (iii) the filing and proposed terms of settlement of any claim under the bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company.

I further certify that the foregoing resolutions of the Board of Trustees remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of January, 2011.

/s/ Lloyd Lipsett
Lloyd Lipsett
Assistant Secretary of the Fund